EXHIBIT 99.1

Jushi Holdings Inc. Reports Second Quarter 2025 Financial Results

Revenue of $65.0 million, Reflecting Year-over-Year and Sequential Growth

Net Loss of $12.3 million, Compared to $17.0 million in the First Quarter of 2025

Adjusted EBITDA Increased 39.6% Quarter-over-Quarter to $13.7 million, Up From $9.8 million in Q1 2025

Retail Expansion Plan On Track with 40 Stores Nationwide and Counting; Four Additional Store Openings Planned for the Second Half of 2025

BOCA RATON, Fla, Aug. 05, 2025 (GLOBE NEWSWIRE) -- Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, is pleased to announce its financial results for the second quarter ended June 30, 2025 (“Q2 2025”). All financial information is unaudited and provided in U.S. dollars unless otherwise indicated and is prepared under U.S. Generally Accepted Accounting Principles (“GAAP”).

Second Quarter 2025 Financial Highlights

  Total revenue of $65.0 million
  Gross profit and gross profit margin of $28.9 million and 44.5%, respectively
  Net loss of $12.3 million
  Adjusted EBITDA1 and Adjusted EBITDA margin1 of $13.7 million and 21.1%, respectively
  Cash, cash equivalents, and restricted cash of $25.2 million as of quarter end
  Net cash flows used in operations of $1.9 million

1 See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” below.

Second Quarter 2025 Company Highlights

  Jushi-branded product sales accounted for 56% of total retail revenue in Q2 2025, consistent with the levels maintained in Q1 2025 and Q2 2024 across the Company’s five vertical markets, demonstrating strong brand equity and sustained consumer demand.
  Expanded Ohio footprint with the opening of Beyond Hello™ Mansfield, the Company’s fifth location in the state, which is currently operating under a management services agreement.
  Continued advancing the retail expansion strategy with four additional planned store openings by the end of the year or early next year, positioning the Company to achieve its target of 10 new stores since the initiative launched in the fourth quarter of 2024.
  Late in the third quarter or early in the fourth quarter of 2025, the Company expects to open its first New Jersey dispensary in Little Ferry and a sixth Ohio location in Parma, both pending regulatory approvals. An additional two locations are expected to open in the fourth quarter of 2025 or early first quarter of 2026, including one in New Jersey and one in Ohio, both subject to regulatory approval.
  As part of the strategy to optimize retail performance, the Company is also planning several store relocations, targeting the move of underperforming stores to higher performance locations.
  Received approximately $4.0 million in Employee Retention Credit (“ERC”) claims, including interest. This amount included both factored and non-factored claims, with approximately $1 million representing incremental cash, further strengthening the balance sheet.
  Enhanced product offering with the launch of 602 new, unique SKUs across a diverse range across our portfolio, including flower, pre-rolls, vapes, concentrates, and edibles during the quarter.
  Bolstered products with the launch of Shayo, a lifestyle brand developed in partnership with Real Housewives of Potomac star Stacey Rusch featuring rosin-infused fruit chews crafted with targeted cannabinoid profiles and curated flavor pairings, including Rise (1:2 THC:CBG) in Blood Orange Pomegranate, and Rest (1:2 THC:CBN) in Berry Vanilla. The brand is available at all Beyond Hello™ locations in Virginia and may expand to additional medical dispensaries across the commonwealth in the near term.

Management Commentary

“The topline growth we achieved this quarter both sequentially and year-over-year is an early but encouraging sign that our disciplined cost controls and targeted platform enhancements are taking hold,” said Jim Cacioppo, Chief Executive Officer, Chairman, and Founder of Jushi. “This performance reinforces confidence in our strategic direction as we remain focused on driving profitability, expanding margins, and achieving continued sequential reductions in net loss. Operational improvements across our grower-processor network are translating into stronger yields and greater efficiency, supported by the ongoing ramp-up of high-margin product lines. During the second quarter, we also strengthened our balance sheet and streamlined our footprint with approximately $3 million in proceeds from the sale of non-core assets in Nevada. This reflects our broader strategy to concentrate our retail presence in the most profitable, high-potential markets.”

Mr. Cacioppo continued, “Our retail expansion strategy remains firmly on track, with four new locations expected to open by year-end or early 2026 and a strong pipeline of additional opportunities. Ohio has become an increasingly important market for us, driven by the recent addition of new stores. We are expanding our footprint and strengthening our position across both the retail and wholesale channels in the state. As part of our continued strategic expansion, we are excited to announce the upcoming opening of our first store in New Jersey, subject to regulatory approvals. Entering New Jersey represents a major milestone as our first new market in over two years and underscores our belief that the proven appeal of our brands in other markets will translate well into this new state. Our robust retail footprint has always been a cornerstone of our growth strategy, and with that foundation in place, we are now directing capital toward high-return investments in our grower-processor operations. While we remain open to opportunistic retail expansion beyond our current pipeline, this shift reflects a disciplined capital allocation strategy designed to strengthen our operational capabilities ahead of potential regulatory catalysts and broader market maturity, particularly in Pennsylvania and Virginia. As we continue to bolster our platform, we remain focused on driving sustainable growth, expanding our market reach, and delivering long-term value for our shareholders.”

Financial Results for the Second Quarter Ended June 30, 2025
($ in millions)

	Quarter Ended June 30, 2025	Quarter Ended June 30, 2024	% Change	Quarter Ended June 30, 2025	Quarter Ended March 31, 2025	% Change
Revenue, net	$65.0	$64.6	0.7%	$65.0	$63.8	1.9%
Gross profit	$28.9	$32.6	(11.2)%	$28.9	$25.8	12.2%
Operating expenses	$25.3	$24.2	4.8%	$25.3	$27.6	(8.4)%
Other income (expense)	$(6.0)	$(1.0)	492.8%	$(6.0)	$(6.2)	(2.6)%
Net loss	$(12.3)	$(1.9)	536.3%	$(12.3)	$(17.0)	(27.5)%
Adjusted EBITDA	$13.7	$14.5	(5.3)%	$13.7	$9.8	39.6%

Revenue in Q2 2025 increased by $0.5 million to $65.0 million as compared to the second quarter of 2024 ("Q2 2024").

Retail revenue for Q2 2025 increased by $2.4 million as compared to Q2 2024, primarily attributed to strong performance in Virginia and Ohio. Retail revenue in Virginia grew by $1.8 million for Q2 2025 as compared to Q2 2024 driven by an increase in the number of units sold and an increase in revenue generated from deliveries both within and outside our health service area. In Ohio, retail revenue increased $4.1 million in Q2 2025 as compared to Q2 2024, due to the Ohio market's transition to adult-use in Q3 2024 and the addition of four new dispensaries, including the newest co-located medical and adult-use location in Mansfield which opened in Q2 2025 and is currently operating under a management services agreement pending regulatory approvals of ownership transfer to the Company. The increases in retail revenue were partially offset by the ongoing impact of competitive pricing pressure across various markets. Including the Mansfield, Ohio store that is currently being operated through a management services agreement, we ended Q2 2025 with forty operating dispensaries in seven states, as compared to thirty-five in seven states at the end of Q2 2024.

Wholesale revenue for Q2 2025 decreased $2.0 million as compared to Q2 2024. The decrease is primarily attributable to a decline of $1.5 million in Virginia due to limited availability of products for sale to third parties through our wholesale channel as we prioritized supplying our retail stores, and delays from the state mandated seed-to-sale inventory tracking system conversion which prevented shipments to certain customers close to the end of the quarter. Additionally, bulk cannabis flower sales declined $0.5 million in Massachusetts.

Gross profit and gross profit margin decreased to $28.9 million and 44.5%, respectively, for Q2 2025 as compared to $32.6 million and 50.4%, respectively, for Q2 2024. The decreases in gross profit and gross profit margin were driven by continued competitive pricing pressure, leading to lower average selling prices despite higher unit sales. These decreases were partially offset by higher gross profit and gross profit margin in Ohio as a result of new store openings, and lower costs following the ramping up of our grower processor facility in 2024 to support the transition to adult-use. The increased production volume allowed for better absorption of fixed costs, improving overall cost efficiency.

Jushi-branded product sales as a percentage of total retail revenue were 56% in Q2 2025 across the Company’s five vertical markets, remaining relatively flat with both Q2 2024 and Q1 2025.

Operating expenses for Q2 2025 were $25.3 million as compared to $24.2 million in Q2 2024. The year-over-year increase was due primarily to amortization of our business licenses which commenced in June 2024, as we concluded that our business licenses no longer have indefinite useful lives, and higher operating expenses in relation to new dispensary openings. These increases were partially offset by higher gains on the sale of non-core assets.

Other expense, net for Q2 2025 included interest expense of $10.2 million and fair value loss on derivatives of $0.2 million, which was partially offset by other, net of $4.4 million. Other, net for Q2 2025 includes $4.0 million in employee retention refund claims received from the IRS, including interest and $1.0 million gain on the sale of non-core assets.

Net loss for Q2 2025 was $12.3 million compared to $1.9 million for Q2 2024.

Adjusted EBITDA1 in Q2 2025 was $13.7 million compared to $14.5 million in Q2 2024.

1See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” below.

Balance Sheet and Liquidity

As of June 30, 2025, the Company had approximately $25.2 million of cash, cash equivalents and restricted cash. During Q2 2025, the Company paid approximately $4.1 million in capital expenditures. As of June 30, 2025, the Company had approximately $7.9 million and $205.6 million of short-term and long-term total gross debt, respectively, excluding leases and property, plant, and equipment financing obligations. Excluding the $21.5 million notes payable to Sammartino, as we currently have no obligation to repay these notes, the total gross principal amount of debt subject to scheduled repayments was $192.0 million.

As of July 30, 2025, the Company’s issued and outstanding shares were 196,696,597 and its fully diluted shares outstanding were 300,877,845.

Use of Non-GAAP Financial Information

The Company believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations. For further information regarding these non-GAAP measures, including the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, please refer to the “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” section of this press release.

Conference Call and Webcast Information

The Company will host a conference call and audio webcast for the second quarter ended June 30, 2025, at 4:00 p.m. ET today, Tuesday, August 5, 2025.

Event:	Second Quarter 2025 Financial Results Conference Call
Date:	Tuesday, August 5, 2025
Time:	4:00 p.m. Eastern Time
Live Call:	1-844-826-3033 (U.S. & Canada Toll-Free)
Conference ID:	10199749
Webcast:	Register

For interested individuals unable to join the conference call, a webcast of the call will be available for one month following the conference call and can be accessed via webcast on Jushi’s Investor Relations website.

About Jushi Holdings Inc.

We are a vertically integrated cannabis company led by an industry-leading management team. Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, X, and LinkedIn.

Forward-Looking Information and Statements

This press release may contain “forward-looking statements” and “forward‐looking information” within the meaning of applicable securities laws, including Canadian securities legislation and United States (“U.S.”) securities legislation (collectively, “forward-looking information”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs. All information, other than statements of historical facts, included in this report that address activities, events or developments that the Company expects or anticipates will or may occur in the future constitutes forward‐looking information. Forward‐looking information is often identified by the words, “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding: future business strategy; competitive strengths, goals, expansion and growth of the Company’s business, operations and plans, including new revenue streams; the implementation by the Company of certain product lines; the implementation of certain research and development; the application for additional licenses and the grant of licenses that will be or have been applied for; the expansion or construction of certain facilities; the reduction in the number of our employees; the expansion into additional U.S. and international markets; any potential future legalization of adult use and/or medical marijuana under U.S. federal law; expectations of market size and growth in the U.S. and the states in which the Company operates; expectations for other economic, business, regulatory and/or competitive factors related to the Company or the cannabis industry generally; and other events or conditions that may occur in the future.

Readers are cautioned that forward‐looking information is not based on historical facts but instead is based on reasonable assumptions and estimates of the management of the Company at the time they were provided or made and such information involves known and unknown risks, uncertainties, including our ability to continue as a going concern, and other factors that may cause the actual results, level of activity, performance or achievements of the Company, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward‐looking information. Such factors include, among others: the limited operating history of the industry and the Company; risks related to managing the growth of the Company including completed, pending or future acquisitions or dispositions, including potential future impairment of goodwill or intangibles acquired and/or post-closing disputes; risks related to the continued performance, expansion and/or optimization of existing operations in California, Illinois, Massachusetts, Nevada, Ohio, Pennsylvania, and Virginia; risks related to the anticipated openings of additional dispensaries or relocation of existing dispensaries subject to licensing approval; the Company’s history of operating losses and negative operating cash flows; increasing competition in the industry; risks inherent in an agricultural business, such as the effects of natural disasters; reliance on the expertise and judgment of senior management of the Company; risks associated with cannabis products manufactured for human consumption including potential product recalls; limited research and data relating to cannabis; constraints on marketing products; risk of litigation; insurance-related risks; public opinion and perception of the cannabis industry; risks related to the economy generally; fraudulent activity by employees, contractors and consultants; risks relating to the Company’s current amount of indebtedness; reliance on key inputs, suppliers and skilled labor, and third party service provider contracts; reliance on manufacturers and contractors; risks of supply shortages or supply chain disruptions; risks relating to pandemics and forces of nature; risks related to the enforceability of contracts; risks related to inflation, the rising cost of capital, and stock market instability; risks relating to U.S. regulatory landscape and enforcement related to cannabis, including political risks; risks relating to anti‐money laundering laws and regulation; cannabis-related tax risks and challenges from governmental authorities with respect to the Company’s application for Employee Retention Tax Credits (ERC); other governmental and environmental regulation; risks related to proprietary intellectual property and potential infringement by third parties; sales of a significant amount of shares by existing shareholders; the limited market for securities of the Company; risks relating to the need to raise additional capital either through debt or equity financing; costs associated with the Company being a publicly-traded company and a U.S. and Canadian filer; risks related to co‐investment with parties with different interests to the Company; conflicts of interest and related party transactions; cybersecurity risks; and risks related to the Company’s critical accounting policies and estimates. Refer to Part I - Item 1A. Risk Factors in the Company's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 6, 2025 for more information.

Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward‐looking information will prove to be accurate as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on the forward‐looking information contained in this press release or other forward-looking statements made by the Company. Forward‐looking information is provided and made as of the date of this press release and the Company does not undertake any obligation to revise or update any forward‐looking information or statements other than as required by applicable law.

Unless the context requires otherwise, references in this press release to “Jushi,” “Company,” “we,” “us” and “our” refer to Jushi Holdings Inc. and our subsidiaries.

For further information, please contact:

Jushi Investor Relations
Trent Woloveck
Co-Chief Strategy Director
614-271-4349
trent@jushico.com
investors@jushico.com

JUSHI HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(unaudited)		(unaudited)
REVENUE, NET	$65,046	$64,595	$128,892	$130,054
COST OF GOODS SOLD	(36,122)	(32,029)	(74,193)	(65,158)
GROSS PROFIT	28,924	32,566	54,699	64,896

OPERATING EXPENSES	25,322	24,162	52,968	52,373

INCOME FROM OPERATIONS	3,602	8,404	1,731	12,523

OTHER INCOME (EXPENSE):
Interest expense, net	(10,219)	(9,071)	(20,219)	(18,615)
Fair value gain (loss) on derivatives	(187)	5,312	450	212
Other, net	4,401	2,746	7,598	4,663
Total other income (expense), net	(6,005)	(1,013)	(12,171)	(13,740)

INCOME (LOSS) BEFORE INCOME TAX	(2,403)	7,391	(10,440)	(1,217)
Income tax expense	(9,928)	(9,329)	(18,906)	(19,076)
NET LOSS	$(12,331)	$(1,938)	$(29,346)	$(20,293)

LOSS PER SHARE - BASIC AND DILUTED	$(0.06)	$(0.01)	$(0.15)	$(0.10)
Weighted average shares outstanding - basic and diluted	195,196,597	195,138,473	195,196,597	195,135,057

JUSHI HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)

	June 30, 2025 (unaudited)	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,206	$19,521
Accounts receivable, net	791	1,461
Inventory, net	34,226	36,138
Prepaid expenses and other current assets	6,005	15,030
Total current assets	64,228	72,150
NON-CURRENT ASSETS:
Property, plant and equipment, net	144,730	144,063
Right-of-use assets - finance leases	59,178	60,627
Other intangible assets, net	97,024	100,472
Goodwill	30,910	30,910
Other non-current assets	34,274	30,273
Restricted cash - non-current	2,025	1,825
Total non-current assets	368,141	368,170
Total assets	$432,369	$440,320

LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$17,376	$21,459
Accrued expenses and other current liabilities	26,858	32,786
Income tax payable	1,772	2,299
Debt, net - current portion (including related party principal amounts of $1,600 and $800 as of June 30, 2025 and December 31, 2024, respectively)	7,088	2,758
Finance lease obligations - current	10,028	9,593
Total current liabilities	63,122	68,895
NON-CURRENT LIABILITIES:
Debt, net - non-current (including related party principal amounts of $40,320 and $35,296 as of June 30, 2025 and December 31, 2024, respectively)	192,826	183,449
Finance lease obligations - non-current	53,397	52,742
Derivative liabilities - non-current	3,070	3,128
Unrecognized tax benefits	162,785	143,688
Other liabilities - non-current	35,006	38,653
Total non-current liabilities	447,084	421,660
Total liabilities	510,206	490,555
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT):
Common stock, no par value: authorized shares - unlimited; issued and outstanding shares - 196,696,597 and 196,696,597 Subordinate Voting Shares as of June 30, 2025 and December 31, 2024, respectively	—	—
Paid-in capital	509,830	508,386
Accumulated deficit	(587,967)	(558,621)
Total Jushi shareholders' deficit	(78,137)	(50,235)
Non-controlling interests	300	—
Total deficit	(77,837)	(50,235)
Total liabilities and equity (deficit)	$432,369	$440,320

JUSHI HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)

	Six Months Ended June 30,
	2025	2024
	(unaudited)
Net cash flows provided by operating activities	$5,594	$12,041
Net cash flows (used in) provided by investing activities	(4,834)	959
Net cash flows provided by (used in) financing activities	3,125	(9,275)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$3,885	$3,725
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$21,346	$31,305
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$25,231	$35,030

JUSHI HOLDINGS INC.
UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
and CALCULATION OF ADJUSTED EBITDA MARGIN

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

In addition to providing financial measurements based on GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP. We use non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. These non-GAAP financial measures are EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin (each as defined below). We believe that these non-GAAP financial measures reflect our ongoing business by excluding the effects of expenses that are not reflective of our operating business performance and allow for meaningful comparisons and analysis of trends in our business. These non-GAAP financial measures also facilitate comparing financial results across accounting periods and to those of peer companies. As there are no standardized methods of calculating these non-GAAP measures, our methods may differ from those used by others, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness. Accordingly, these non-GAAP measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not defined under GAAP. We define EBITDA as net income (loss), or “earnings”, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA before: (i) non-cash share-based compensation expense; (ii) inventory-related adjustments; (iii) fair value changes in derivatives; (iv) other (income)/expense items; (v) transaction costs; (vi) asset impairment; and (vii) gain/loss on debt extinguishment. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue. These financial measures are metrics that have been adjusted from the GAAP net income (loss) measure in an effort to provide readers with a normalized metric in making comparisons more meaningful across the cannabis industry, as well as to remove non-recurring, irregular and one-time items that may otherwise distort the GAAP net income measure. Other companies in our industry may calculate this measure differently, limiting their usefulness as comparative measures.

Unaudited Reconciliation of Net Loss to Adjusted EBITDA
(In thousands of U.S. dollars)

	Three Months Ended June 30, 2025	Three Months Ended March 31, 2025	Three Months Ended June 30, 2024
NET LOSS	$(12,331)	$(17,015)	$(1,938)
Income tax expense	9,928	8,978	9,329
Interest expense, net	10,219	10,000	9,071
Depreciation and amortization(1)	7,967	8,035	7,377
EBITDA (Non-GAAP)	15,783	9,998	23,839
Non-cash share-based compensation	374	(307)	347
Fair value changes in derivatives	187	(637)	(5,312)
Other (income) expense, net(2)	(2,630)	773	(2,657)
Gain on deconsolidation of Jushi Europe	—	—	(1,896)
Tangible long-lived asset impairment	—	—	157
Adjusted EBITDA (Non-GAAP)	$13,714	$9,827	$14,478

(1) Includes amounts that are included in cost of goods sold and in operating expenses.

(2) Includes: (i) remeasurement of contingent consideration related to acquisitions; (ii) losses (gains) on legal settlements; (iii) losses (gains) on asset disposals; (iv) foreign exchange losses (gains); (v) indemnification asset adjustments related to acquisitions; and (vi) start-up costs.

Calculation of Adjusted EBITDA Margin
(In thousands of U.S. dollars, unless otherwise stated)

	Three Months Ended June 30, 2025	Three Months Ended March 31, 2025	Three Months Ended June 30, 2024
Total revenue, net	$65,046	$63,846	$64,595
Adjusted EBITDA (Non-GAAP)	$13,714	$9,827	$14,478
Adjusted EBITDA Margin (Non-GAAP)	21.1%	15.4%	22.4%